                                CORVU CORPORATION

                              -------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              -------------------

         The Annual Meeting of Shareholders of CorVu Corporation will be held on December 18, 2003, at 3:00 p.m. (Minneapolis time), at the offices of Fredrikson & Byron, on the 40th floor of the Pillsbury Center, 200 South Sixth Street, Minneapolis, Minnesota, for the following purposes:

         1.       To set the number of directors at six (6).

         2.       To elect directors for the ensuing year.

         3. To increase the number of shares authorized for issuance under the Company's 1996 Stock Option Plan by 500,000 to 4,500,000 shares of the Company's Common Stock.

         4. To ratify the selection of Virchow, Krause & Company, LLP, as the Company's independent auditors for the current fiscal year.

         5. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

         Only shareholders of record at the close of business on November 6, 2003, are entitled to notice of and to vote at the meeting or any adjournment thereof.

         Your vote is important. We ask that you complete, sign, date and return the enclosed proxy in the envelope provided for your convenience. The prompt return of proxies will save the Company the expense of further requests for proxies.


                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Justin M. MacIntosh
                                         Chief Executive Officer

November 10, 2003
Edina, Minnesota

                                CORVU CORPORATION

                         Annual Meeting of Shareholders
                                December 18, 2003

                                 PROXY STATEMENT

                                  -------------

                                  INTRODUCTION

         Your Proxy is solicited by the Board of Directors of CorVu Corporation ("the Company") for use at the Annual Meeting of Shareholders to be held on December 18, 2003, at the location and for the purposes set forth in the Notice of Meeting, and at any adjournment thereof.

         The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

         Any shareholder giving a proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary of the Company. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the proxy for that purpose. Proxies that are signed but lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

         The mailing address of the principal executive office of the Company is 3400 West 66th Street, Edina, Minnesota 55435. The Company expects that this Proxy Statement, the related proxy and Notice of Meeting will first be mailed to shareholders on or about November 10, 2003.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors of the Company has fixed November 6, 2003, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on November 6, 2003, the Company had 21,665,938 shares of Common Stock issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of Common Stock are not entitled to cumulative voting rights.

               PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

         The following table provides information as of November 6, 2003, concerning the beneficial ownership of the Company's voting securities by: (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table, (iii) the persons known by the Company to own more than 5% of a class of voting stock of the Company, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares owned by them.

        Name or Identity of
        Beneficial Owner & Management                                    Common Stock
                                                ----------------------------------------------------------------
                                                          Number of Shares(1)                     Percent
                                                         Beneficially Owned                       of Class
        Justin M. MacIntosh(2)                                   9,448,488(3)                        41.8%
        Ismail Kurdi(2)                                          1,674,492(4)                         7.7%
        David C. Carlson(2)                                        602,910(5)                         2.7%
        Alan M. Missroon, Jr.(2)                                   524,677(6)                         2.4%
        James L. Mandel(2)                                         264,061(7)                         1.2%
        Gary P. Smaby(2)                                            30,000(8)                           *
        Directors and executive
           officers as a group                                  12,544,628(9)                        53.1%

        Opella Holdings Limited(10)                              7,541,733(11)                       34.8%
        Dominic K.K. Sum(10)                                     7,541,733(12)                       34.8%
        Troy Rollo (13)                                          1,138,200(14)                        5.3%
        --------------------------------------------------------------------------------------------------------

---------------
* less than 1%

(1) For each person or group, any securities that the person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, have been added to the total amount of outstanding shares when determining the percent owned by such person or group.

(2) Address: 3400 West 66th Street, Suite 445, Edina, MN 55435. (3) Mr. MacIntosh's beneficial ownership includes (i) 7,541,733 shares registered in the name of Barleigh Wells Limited (see also footnotes 11 and 12), (ii) 940,000 shares that may be purchased upon exercise of options held by Mr. MacIntosh, and (iii) 250,744 shares held by Mr. MacIntosh's spouse and a company controlled by his spouse. Mr. MacIntosh disclaims beneficial ownership of the shares owned by his spouse.

(4) Mr. Kurdi's beneficial ownership includes 55,000 shares that may be purchased upon exercise of options.

(5) Mr. Carlson's beneficial ownership includes 432,500 shares that may be purchased upon exercise of options. Mr. Carlson disclaims beneficial ownership of 160,695 of the shares that may be purchased upon exercise of options because the pecuniary interest in these shares was transferred to his ex-spouse under a divorce decree from January 2003.

(6) Mr. Missroon's beneficial ownership includes 395,000 shares that may be purchased upon exercise of stock options.

(7) Mr. Mandel's beneficial ownership includes (i) 90,000 shares that may be purchased upon exercise of options held by Mr. Mandel and (ii) 15,350 shares held by Mr. Mandel's spouse. Mr. Mandel disclaims beneficial ownership of the shares owned by his spouse.

(8) Mr. Smaby's beneficial ownership consists of 30,000 shares that may be purchased upon exercise of stock options.

(9) Includes 1,942,500 shares of the executive officers and directors as a group that may be purchased upon exercise of stock options.

(10) Address: c/o Tempio Corporate Consultants Limited, Suite 701, 7/F, 6-8 Pottinger Street, Central, HONG KONG.

(11) Opella Holdings Limited as trustee of The Asia Pacific Technology Trust is the beneficial owner of 7,541,733 shares of Common Stock registered in the name of Barleigh Wells Limited as street name holder. Opella Holdings Limited shares beneficial ownership of the shares with Mr. MacIntosh (see footnote 3) and Mr. Sum (see footnote 12).

(12) Mr. Sum is the sole shareholder of Opella Holdings Limited (see footnote 11). The director of Opella Holdings Limited is Pio Services Limited whose sole shareholder is Tempio Group of Companies Limited which in turn is wholly owned by Mr. Sum. Pio Services Limited has two directors, one of which is Mr. Sum.

(13) Address: c/o CorVu Australasia Pty. Ltd., Level 4, 1 James Place, North Sydney, NSW 2060, AUSTRALIA.

(14) Mr. Rollo's beneficial ownership includes 155,875 shares that may be purchased upon exercise of stock options.

                              ELECTION OF DIRECTORS
                              (Proposals #1 and #2)

General Information

         The Bylaws of the Company provide that the number of directors, which shall not be less than one, shall be determined by the shareholders. The Board of Directors recommends that the number of directors be set at six and that six directors be elected at the Annual Meeting. Under applicable Minnesota law, approval of the proposal to set the number of directors at six, as well as the election of each nominee, requires the affirmative vote of the holders of the majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, but not less than 5,416,436 shares.

         In the absence of other instructions, each proxy will be voted for each of the nominees listed below. If elected, each nominee will serve until the next annual meeting of shareholders and until his successor shall be elected and qualified. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

         The names and ages of all of the director nominees and the positions held by each with the Company are as follows:

        Name                                           Age     Position

        David C. Carlson                               47      Chief Financial Officer; Director
        Ismail Kurdi                                   34      Director
        Justin M. MacIntosh                            53      President, Chief Executive Officer; Director
        James L. Mandel                                47      Chairman of the Board; Director
        Alan M. Missroon, Jr.                          40      Senior Vice President of Corporate Strategy; Director
        Gary P. Smaby                                  54      Director

         David C. Carlson (Chief Financial Officer; Director). Before joining CorVu Corporation as Chief Financial Officer in July 1996, Mr. Carlson gained extensive experience in the area of accounting and business operations. He served from July 1979 to July 1984 in the audit division of Arthur Andersen & Co. From July 1984 to April 1989, he held the position of Controller and later, Vice President of Finance at Canterbury Downs, a horse racing facility. He joined the Minnesota Timberwolves, a professional sports franchise, in April
1989 as Controller, a position he subsequently held at a local health and fitness chain until May 1996; the sports franchise and the health and fitness chain were under common ownership. Mr. Carlson is responsible for all areas of financial management of our Company. He became a member of the board of directors of CorVu Corporation in December 1996.

         Ismail Kurdi (Director). Mr. Kurdi received a Bachelor of Science from Boston University in May 1992. From September 1992 to September 1993, he was with Oxy USA, a subsidiary of Occidental Petroleum. In October 1993, he relocated back to England where he is a real estate developer and investor. He serves on the board of directors for several British property companies that are not reporting companies. Mr. Kurdi was elected to the board of directors of CorVu Corporation in December 1996. He currently spends approximately 10% of his time on CorVu's business affairs.

         Justin M. MacIntosh (President, Chief Executive Officer; Director). After a career in the equity and real estate markets in Australia, Mr. MacIntosh founded MACS Software Company, a provider of business application software, in 1977. He served as Chairman and CEO of MACS until he founded the former parent company of CorVu in Australia in 1990. Since the incorporation of CorVu Corporation in Minnesota in September 1995, Mr. MacIntosh has served as Chairman, President and Chief Executive Officer, and as a director of the Company.

         James L. Mandel (Director). Mr. Mandel has been a director of CorVu since 1987. He has been the Chief Executive Officer and a director of Vicom, Inc. since September 1998. Vicom is a full service telecommunications company that files reports under the Securities Exchange Act of 1934 and is headquartered in Minneapolis. From January 1997 to September 1998, he was Chairman of Call 4 Wireless LLC and from January 1992 to February 1997, he served as a Vice President of Grand Casinos, Inc. Mr. Mandel was elected as Chairman of CorVu's Board of Directors effective August 1, 2003. He currently spends approximately 15% of his time on CorVu's business affairs.

         Alan M. Missroon, Jr. (Senior Vice President of Corporate Strategy; Director). Mr. Missroon gained his knowledge of the business intelligence market while working at Burroughs Corporation (Unisys) and during his eight years (from July 1987 to November 95) at IQ Software Corporation in which he held a variety of positions in sales, sales management, product design, and marketing. From December 1995 to December 1996, he worked at Praxis International. During 2002 and 2003, Mr. Missroon was responsible for directing the sales force in the Americas region. In September 2003, Mr. Missroon was appointed as Senior Vice President of Corporate Strategy, leading strategic relations with the analyst and investor community and guiding the strategic direction of CorVu and its products. He joined CorVu Corporation in January 1997 and was elected as one of the directors of CorVu Corporation in February 1997.

         Gary P. Smaby (Director). Mr. Smaby was elected as a director of the Company in September 2003. In 1989 Mr. Smaby formed his own technology-consulting firm, Smaby Group, Inc., serving as CEO. He is also one of the managing partners of Quatris Fund since its formation in July 2000. He is the 2003 President of the Minnesota Venture Capital Association, and serves on the Board of Directors of several venture-financed start-ups, including Quatris portfolio companies Unlimited Scale and Iconoculture. He also serves on the Board of Finstad Center for Entrepreneurial Studies at St. Olaf College in Northfield, MN, the Board of Trustees for the Science Museum of Minnesota, Vesterheim Norwegian-American Museum in Decorah, Iowa, and the External Advisory Board of the Deep Computing Institute at IBM TJ Watson Research Laboratory. He currently spends approximately 10% of his time on CorVu's business affairs.

Committee and Board Meetings

         The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee, whose members are Ismail Kurdi and James Mandel, is responsible for reviewing the Company's internal control procedures, the quarterly and annual financial statements of the Company, and reviewing with the Company's independent public accountants the results of the annual audit. The Audit Committee met five times during fiscal 2003. The Compensation Committee, whose members are Ismail Kurdi and James Mandel, recommends to the Board of Directors from time to time the salaries and incentive compensation to be paid to executive officers of the Company and administers the Company's stock option plan. The Compensation Committee met four times during fiscal 2003. The Company does not have a nominating committee.

         The Directors and Committee members often communicate informally to discuss the affairs of the Company and, when appropriate, take formal Board and Committee action by unanimous written consent of all Directors or Committee members, in accordance with Minnesota law, rather than hold formal meetings. During fiscal 2003, the Board of Directors held six formal meetings. Each incumbent director attended 75% or more of the total number of meetings (held during the period(s) for which he has been a director or served on committee(s)) of the Board and of committee(s) of which he was a member.

Directors' Compensation

         For fiscal year 2002, directors who are not employees of CorVu were compensated at the rate of $1,225 per month plus $1,225 for each Board meeting attended and $500 for each committee meeting attended. In addition, on July 11, 2001, each nonemployee director received a five-year nonqualified option to purchase 10,000 shares at an exercise price of $0.12 per share, which was the market value of CorVu's common stock on the date of grant.

         For fiscal year 2003, directors who are not employees of CorVu were compensated at the rate of $1,250 per month plus $1,250 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, on July 1, 2002, each nonemployee director received a five-year nonqualified option to purchase 25,000 shares at an exercise price of $0.39 per share, which was the market value of CorVu's common stock on the date of grant.

         For fiscal year 2004, on July 22, 2003, each nonemployee director received a five-year nonqualified option to purchase 10,000 shares at an exercise price of $0.82 per share, which was the market value of CorVu's common stock on the date of grant. In addition, directors who are not employees of CorVu will be compensated at the rate of $1,250 per month plus $1,250 for each Board meeting attended and $1,000 for each committee meeting attended in fiscal year 2004.

         For his services as Chairman of the Board of Directors, James L. Mandel receives a monthly compensation of $4,000. Mr. Mandel does not receive any additional compensation for any Board and/or committee meeting attended.

         As compensation for joining the Board of Directors, the Board granted to Gary P. Smaby on October 31, 2003 a five-year nonqualified option to purchase 60,000 shares at an exercise price of $1.10 per share, which was the market value of CorVu's common stock on October 30, i.e. the day prior to the date of grant. Options to purchase 30,000 shares vested immediately, whereas the remaining options will vest in equal installments on the anniversaries of the grant in 2004, 2005 and 2006, respectively, assuming that Mr. Smaby is a director of the Company on such anniversaries.


                             AUDIT COMMITTEE REPORT

         The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition (two independent directors) satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, Rule 4310(c)(26)(B)(iii), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14).

         In accordance with its written charter adopted by the Board of Directors (filed as Appendix A to the proxy statement for the Company's 2001
Annual Meeting), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

         (1) reviewed and discussed the audited financial statements with management;

         (2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

         (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, as filed with the Securities and Exchange Commission.

                    Members of the Audit Committee:
                         Ismail Kurdi
                         James L. Mandel

                       AMENDMENT OF 1996 STOCK OPTION PLAN
                                  (Proposal #3)

General

         At the Annual Meeting, shareholders will be asked to approve an increase of the number of shares of Common Stock reserved for issuance under the CorVu Corporation 1996 Stock Option Plan (the "Plan") by 500,000 to a total of 4,500,000. As of November 3, options to purchase an aggregate of 3,799,751 shares of Company Common Stock are outstanding under the Plan. Under the current Plan, therefore, only 200,249 shares of Company Common Stock are still available for grant. The Board believes that it is necessary to increase the amount of shares reserved under the Plan, because the Plan facilitates the employment and retention of competent and qualified personnel and promotes the future growth of the Company by furnishing incentives to officers, directors, employees, consultants, and advisors upon whose efforts the success of the Company and its Subsidiaries will depend. As of the date of the proxy, the Company had
approximately  120  employees,   including  officers,   and  three  non-employee
directors.

Description of the 1996 Stock Option Plan

         A general description of the material features of the Plan follows, but this description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon request to the Company's Chief Financial Officer.

         General. Under the Plan, the Board of Directors (the "Board") or a Committee which may be appointed from time to time by the Board (the "Committee") may award incentive or nonqualified stock options to officers and employees of the Company (including its subsidiaries and affiliates), or to directors of or consultants or advisors to the Company, whose performance, in the judgment of the Board or Committee, can have a significant effect on the success of the Company.

         Shares Available. The Plan currently provides for the issuance of up to 4,000,000 shares of Common Stock of the Company, provided, however, that the total number of shares of Stock reserved for options under this Plan shall be subject to adjustment as provided in the Plan. In the event (i) any portion of an outstanding stock option under the Plan for any reason expires, or (ii) any portion of an outstanding stock option is terminated prior to the exercise of such option, the shares of Stock allocable to such portion of the option shall continue to be reserved for stock options awards under the Plan and may be optioned hereunder.

         Administration and Types of Options. The Plan is administered by the Board or a Committee (referred to as the "Administrator"). The Administrator shall have all of the powers vested in it under the provisions of the Plan, including but not limited to exclusive authority to determine, in its sole discretion, whether an incentive stock option or a nonqualified stock option, the individuals to whom, and the time or times at which, options shall be granted, the number of shares subject to each option, the option price, and terms and conditions of each option. The Compensation Committee has delegated the actual granting of options to the Company's Chief Executive Officer and its Chief Financial Officer. The Administrator shall have full power and authority to administer and interpret the Plan, to make and amend rules, regulations and guidelines for administering the Plan, to prescribe the form and conditions of the respective stock option agreements (which may vary from Participant to Participant) evidencing each option and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator's interpretation of the Plan, and all actions taken and determinations made by the Administrator pursuant to the power vested in it hereunder, shall be conclusive and binding on all parties concerned.

         Options. Options granted under the Plan may be either "incentive" stock options within the meaning of Section 422 of the Internal Revenue Code ("IRC") or "nonqualified" stock options that do not qualify for special tax treatment under the IRC. No incentive stock option may be granted with a per share exercise price less than the fair market value of a share of the Company's Common Stock on the date the option is granted. The closing sale price of a share of the Company's Common Stock was $1.15 on November 3, 2003. The Committee will determine the term of the option (which in case of an incentive stock option, may not exceed ten years) and how it will become exercisable. An incentive stock option may not be transferred by an optionee except by will or the laws of descent and distribution. In certain circumstances, a nonqualified option may be transferred to a member of an optionee's family, a trust for the benefit of such immediate family members or a partnership in which such family members are the only partners.

         Amendment. The Board may from time to time, suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any stock option that is outstanding on the date of such revision or amendment to the material detriment of the Participant without the consent of the Participant. Notwithstanding the foregoing, no such revision or amendment shall (i) increase the number of shares subject to the Plan, (ii) change the designation of the class of employees eligible to receive stock options, (iii) decrease the price at which options may be granted, or (iv) increase the benefits accruing to Participants under the Plan, without the approval of the shareholders of the Company if such approval is required for compliance with the requirements of any applicable law or regulation. Furthermore, the Plan may not, without the approval of the shareholders, be amended in any manner that regulation will cause incentive stock options to fail to meet the requirements of Section 422 of the Internal Revenue Code

Federal Income Tax Matters

         Options. Incentive stock options granted under the Plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. Under Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

         Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which nonqualified options are exercised equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment related taxes on such ordinary income.

New Plan Benefits

         The following table provides information as of June 30, 2003 about the Company's equity compensation plans.

-------------------------------------------------------------------------------------------------------------------------
                                                                                     Number of securities remaining
                            Number of securities to be      Weighted average       available for future issuance under
                              issued upon exercise of      exercise price of      equity compensation plans (excluding
                               outstanding options,       outstanding options,     securities reflected in column (a))
                                warrants and rights       warrants and rights
-------------------------------------------------------------------------------------------------------------------------
                                        (a)                       (b)                             (c)
-------------------------------------------------------------------------------------------------------------------------

Equity compensation plans            3,401,126                   $1.13                           598,874
approved by security
holders
-------------------------------------------------------------------------------------------------------------------------

Equity compensation plans            3,316,781                   $1.86                              *
not approved by security
holders (1)
-------------------------------------------------------------------------------------------------------------------------
           TOTAL                                                                                 598,874
-------------------------------------------------------------------------------------------------------------------------

(1) As of June 30, 2003, options to purchase an aggregate of 1,349,439 shares of the Company's Common Stock and warrants to purchase an aggregate of 1,967,342 shares of the Company's Common Stock were outstanding. The options had an average remaining contractual life of 3 years and a weighted average exercise price of $1.69 per share. The Company had granted these options as non-qualified options to employees outside of the option plan because the exercise price was below fair market value. The warrants were issued to vendors and other service providers. The exercise prices range from $0.15 to $7 per share. The last warrants will expire in June 2008.

* The Company's Board has the authority to grant options and warrants to purchase shares of the Company's Common Stock outside of any equity compensation plans approved by security holders.

Vote Required; Recommendation

         The increase of the amount of shares of Company Common Stock reserved for issuance under the Plan by 500,000 shares, from 4,000,000 to 4,500,000, requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE INCREASE OF THE AMOUNT OF SHARES RESERVED FOR ISSUANCE UNDER THE 1996 STOCK OPTION PLAN.

                 CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

         Delia MacIntosh, the wife of Justin MacIntosh, the President and Chief Executive Officer of CorVu and one of the Company's Directors, has advanced money to CorVu under term notes. As of the end of fiscal year 2003, CorVu owed approximately $767,000 on these notes, including accrued interest of approximately $81,000. The term notes bear interest at 8.5% per annum and are due on demand at any time on or after September 30, 2004. The notes expire
December 31, 2006 and are secured by substantially all of the assets of the Company.

         In September 2002, the Company entered into a consulting agreement with GlobalNet Venture Partners, L.L.C. (GlobalNet) to provide management advisory services for a period of 30 months. In exchange for these services, the Company paid GlobalNet a fee of $26,500 per month. In addition, GlobalNet was to earn additional fees under the agreement as a result of its involvement in obtaining financing and for introducing and developing strategic partnerships resulting in revenue to the Company. As part of the services to be provided under that agreement, John A. Bohn, a principal of GlobalNet, agreed to serve as the Company's Chairman of the Board for a period of 24 months. On July 30, 2003, the Company entered into a restructuring agreement with GlobalNet pursuant to which GlobalNet ceased providing monthly consulting services to CorVu. As part of the restructuring agreement, Mr. Bohn resigned from his positions as director and Chairman of the Board effective July 31, 2003.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation, paid or accrued, during each of the Company's last three fiscal years to the Chief Executive Officer and to the other executive officers whose total annual salary and bonus paid or accrued during fiscal year 2003 exceeded $100,000.




                                                                                  Long Term Compensation
                                                                           --------------------------------------
                                                                                    Awards             Payouts
                                                                           -------------------------- -----------
                                                                           Restricted  Securities
                                  Annual Compensation                        Stock      Underlying     LTIP       All Other
Name and Principal      Fiscal  ----------------------         Sales        Awards       Options     Payouts    Compensation
Position                 Year     Salary ($)  Bonus ($)     Commissions ($)    ($)           (#)         ($)          ($)
-------------------- ---------- ------------  --------    ------------- ------------ ----------- -------------  -------------
Justin MacIntosh(1)        2003      325,160    231,447          53,898          --           --          --            --
   Chief Executive         2002      278,818    192,656          20,594          --           --          --            --
   Officer                 2001      276,800         --              --          --       40,000          --            --

David C. Carlson           2003      137,500     24,415              --          --      100,000          --            --
   Chief Financial         2002      116,667     29,166              --          --           --          --            --
   Officer                 2001      115,000     13,500              --          --      125,000          --            --

Alan M. Missroon, Jr.      2003      150,000         --         103,130          --      100,000          --            --
   Senior VP of            2002      150,000         --          63,587          --           --          --            --
   Corporate Strategy      2001      150,000     20,000              --          --      125,000          --            --


--------------
(1) $100,000 of 2001 salary amounts was subsequently forgiven by Mr. MacIntosh as part of his amended employment contract.

Option Grants During 2003 Fiscal Year

         The following table provides information regarding stock options granted during fiscal 2003 to the named executive officers in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                                Percent of Total
                                Number of Shares        Options Granted to       Exercise or
                               Underlying Options           Employees          Base Price Per
                                                                                          ---
Name                             Granted  (1)             in Fiscal Year           Share          Expiration Date
----                          -------------------      --------------------        ------         ---------------
David C. Carlson                  100,000 (1)                 25.2%                 $0.42            11/10/08
Alan M. Missroon                  100,000 (1)                 25.2%                 $0.42            11/10/08

---------------

(1) Options are exercisable in installments of 20,000 shares on November 11, 2002, 40,000 shares on November 11, 2003 and 40,000 shares on November 11, 2004.

Option Exercises During 2003 Fiscal Year and Fiscal Year-End Option Values

         No options were exercised by the named executive officers during fiscal 2003. The following table provides information related to the number and value of options held at June 30, 2003:

                                      Number of Securities
                                     Underlying Unexercised                          Value of Unexercised In-the-
                                   Options at Fiscal Year End                     Money Options at Fiscal Year End(1)
                          ----------------------------------------------       ------------------------------------------
Name                           Exercisable             Unexercisable              Exercisable           Unexercisable
------------------------- ----------------------    --------------------       -------------------   --------------------
Justin MacIntosh                        940,000                     -0-        $            30,400   $               -0-
David C. Carlson                    (2) 392,500                  80,000        $            86,475   $            43,200
Alan M. Missroon, Jr.                   355,000                  80,000        $            81,750   $            43,200

------------
(1) Value is calculated on the basis of the difference between the option exercise price and $0.96, the average of the closing bid and ask price on June 30, 2003, as quoted on the OTC Bulletin Board.

(2) Mr. Carlson disclaims beneficial ownership of 160,695 of the shares that may be purchased upon exercise of options because the pecuniary interest in these shares was transferred to his ex-spouse under a divorce decree from January 2003.

Employment Agreements

         Effective July 1, 1999, CorVu entered into a three-year employment agreement with Justin MacIntosh. Pursuant to the agreement, Mr. MacIntosh served as the Company's Chairman, President and Chief Executive Officer; in September 2002, Mr. MacIntosh resigned from his position as Chairman. During the term of the agreement, Mr. MacIntosh was to be paid annual base salaries of $330,000 for the first employment year, $380,000 for the second and $420,000 for the third employment year. He was also granted options to purchase a total of 675,000 shares of the Company's Common Stock at $1.33 per share, with 225,000 of these options vesting at the beginning of each employment year. Subsequently, on January 1, 2001, CorVu reached an agreement with Mr. MacIntosh on an amendment to his employment agreement. Base compensation was reduced to $180,000 per year. In addition, Mr. MacIntosh was to receive bonus compensation based on the achievement of certain pre-determined audited annual earnings before interest and taxes. As part of this amendment, Mr. MacIntosh agreed to forgive approximately $242,000 of compensation owed as of December 31, 2000. Mr. MacIntosh will participate in any retirement, welfare and other benefit program the Company provides for its executive officers. Mr. MacIntosh will receive payments in the amount of at least 9 monthly installments of his annual base salary in effect at the time of termination if we terminate his employment without cause. Mr. MacIntosh is subject to certain confidentiality and non-compete provisions under the agreement. In addition, Mr. MacIntosh receives an annual salary of approximately $99,000 for his duties as Managing Director of CorVu Australasia Pty Ltd and , effective October 1, 2001, an override commission equal to 2.5% of all license revenue for the United Kingdom/Europe region for his duties as Sales Director in that region. On February 28, 2003, CorVu reached an agreement with Mr. MacIntosh on a further amendment to his employment agreement whereby in addition to Mr. MacIntosh's base salary, he became eligible to receive bonus compensation based on the Company's achievement of certain pre-determined audited annual earnings before income taxes for the Company's fiscal year 2003 retroactive to July 1, 2002.

         Effective July 15, 1996, CorVu entered into a one-year employment agreement with David C. Carlson that was amended as of July 20, 1998. Pursuant to the agreement Mr. Carlson serves as the Company's Chief Financial Officer. The term of the agreement is automatically renewed for successive one-year periods unless the agreement has been terminated earlier. Effective July 15, 2002, Mr. Carlson received an annual base salary in the amount of $137,500 and up to an additional 33% quarterly bonus payments, based on attaining quarterly business plan results. Mr. Carlson will participate in any retirement, welfare and other benefit program the Company provides for its executive officers. Both parties to the agreement can terminate the agreement without cause upon 60 days prior written notice. Mr. Carlson is subject to certain confidentiality provisions under the agreement.

         Effective January 2, 1997, CorVu entered into a one-year employment agreement with Alan M. Missroon, Jr. The agreement is automatically renewed for successive one year terms unless terminated earlier. Mr. Missroon receives an annual base salary of $150,000 and an override commission equal to 2.5% of all license and services revenue for The Americas region. Mr. Missroon will participate in any retirement, welfare and other benefit program the Company provides for its executive officers. If we terminate his employment without cause, Mr. Missroon will receive his base salary for a period of three months after the date of termination, with an additional one month of base pay added for each year of employment up to a maximum of six months. Mr. Missroon is subject to certain confidentiality and non-compete provisions under the agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders ("Insiders") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2003, all Section 16(a) filing requirements applicable to Insiders were complied, except that the grant of options to the Company's non-employee directors (Messrs. Mandel and Kurdi) as part of their director's compensation was not reported within the two-business day period required by Form 4.


                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS
                                  (Proposal #4)

         Virchow, Krause & Company, LLP has acted as the Company's independent accounting firm for the fiscal year ended June 30, 2003, and has been selected as the Company's independent accounting firm for the current fiscal year 2004. Although it is not required to do so, the Audit Committee wishes to submit the selection of Virchow Krause & Company, LLP, for shareholders' ratification at the Annual Meeting. If the selection is not ratified, the Audit Committee will reconsider the selection. A representative of Virchow Krause & Company, LLP, is expected to be present at the meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if so desired, and will be available at the meeting to respond to appropriate questions from the Company's shareholders.

         Audit Fees. The aggregate fees billed by the Company's auditors for professional services rendered in connection with the audit of the Company's annual financial statements for fiscal 2003 and 2002 and reviews of the financial statements included in the Company's Forms 10-KSB for fiscal 2003 were $48,690 and for fiscal 2002 were $45,595.

         Unrelated Audit Fees. For fiscal 2003 and 2002, CorVu's auditors did not bill any fees for assurance and related services that are reasonably related to the performance of the audit or review of CorVu's financial statements and are not reported under "Audit Fees" above.

         Tax  Fees.   The  aggregate   fees  billed  by  CorVu's   auditors  for
professional services for tax compliance, tax advise and tax planning were $25,205 and $16,475 for fiscal 2003 and 2002, respectively.

         All Other Fees. The aggregate fees billed by CorVu's auditors for all other non-audit services rendered to the Company, such as attending meetings and other miscellaneous financial consulting, in fiscal 2003 and 2002, were $9,815 and $8,490, respectively.

         The Audit Committee meets prior to filing of any Form 10-QSB or 10-KSB to approve those filings. In addition, the Audit Committee meets to discuss audit plans and anticipated fees for audit and tax work prior to the commencement of that work. Approximately 90% of all fees paid to the Company's independent auditors are pre-approved by the Audit Committee.

         The Company's Audit Committee has considered whether the provision of the above non-audit services is compatible with maintaining the auditors' independence and has determined that such services have not adversely affected the auditors' independence.


                                 OTHER BUSINESS

         Management knows of no other matters to be presented at the meeting. If any other matter properly comes before the meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.


                              SHAREHOLDER PROPOSALS

         Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2004 annual meeting of shareholders must be received by the Company by July 13, 2004, to be considered for inclusion in the Company's proxy statement and related proxy for the 2004 annual meeting.

         Also, if a shareholder proposal intended to be presented at the 2004 annual meeting but not included in the Company's proxy statement and proxy is received by the Company after September 24, 2004, then management named in the Company's proxy form for the 2004 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.

                                   FORM 10-KSB

         A COPY OF THE COMPANY'S FORM 10-KSB ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 2003 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-KSB, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). ANY REQUEST SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF CORVU COMMON STOCK ON NOVEMBER 6, 2003, THE RECORD DATE FOR THE 2003 ANNUAL MEETING, AND SHOULD BE DIRECTED TO DAVID C. CARLSON, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       Justin M. MacIntosh
                                       Chief Executive Officer

Dated:   November 10, 2003
         Edina, Minnesota

                                CORVU CORPORATION
                            PROXY FOR ANNUAL MEETING
                  Of Shareholders To Be Held December 18, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints JUSTIN M. MACINTOSH and DAVID C. CARLSON, and each of them, with full power of substitution, as Proxies to represent and vote, as designated below, all shares of Common Stock of CorVu Corporation registered in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at 3:00 p.m. (Minneapolis time), at the offices of Fredrikson & Byron, on the 40th floor of the Pillsbury Center, 200 South Sixth Street, Minneapolis, Minnesota, on December 18, 2003, and at any adjournment thereof, and the undersigned hereby revokes all proxies previously given with respect to the meeting.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.


               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED



                                                 CORVU CORPORATION 2003 ANNUAL MEETING
                               The Board of Directors recommends that you vote FOR each proposal below.

1.  Set the number of directors at six (6)                                       |_| FOR            |_| AGAINST         |_| ABSTAIN

2.  Elect directors:       1 - David C. Carlson                                  |_| FOR all nomi-      |_| WITHHOLD AUTHORITY
                           2 - Ismail Kurdi                                          nees listed to the     to vote for all nominees
                           3 - Justin M. MacIntosh                                   left (except as        listed to the left.
                           4 - James L. Mandel
                           5 - Alan M. Missroon, Jr.                                 specified below).
                           6 - Gary P. Smaby
                                                                                 [------------------------------------------]
(Instructions:  To  withhold  authority  to vote  for any  individual  nominee, write the name of the nominee(s) in the box provided to the right).

3.  Increasing  the number of shares  authorized  for  issuance  under the 1996  |_| FOR            |_| AGAINST         |_| ABSTAIN
    Stock Option Plan by 500,000 shares to 4,500,000 of Common Stock..

4.  Ratify  selection  of Virchow, Krause  &  Company,  LLP  as                  |_| FOR            |_| AGAINST         |_| ABSTAIN
     independent                   auditors.

5. In their discretion, upon such other business as may properly come before the Meeting or any adjournment thereof.


Check appropriate box.
Indicate changes below:

Address Change? |_|        Name Change? |_|               Date__________________________           NO. OF SHARES ___________


Attending Meeting?  |_|                                   [                                                                       ]
                                                           -----------------------------------------------------------------------
                                                           Signature(s) in Box

                                                                           PLEASE DATE AND SIGN ABOVE exactly as name appears at
                                                                           the left indicating, where appropriate, official
                                                                           position or representative capacity. For stock held
                                                                           in joint tenancy, each joint tenant should sign.
